July 9, 1997                                                       Exhibit 10(r)

VIA FACSIMILE 602-468-6419

Mr. Mark Gorchoff
CFO
Sandbox
2231 E. Camelback
Suite 324
Phoenix, AZ  85016

Attention:  Mark Gorchoff

         RE:  Sandbox/STATS, Inc. Agreement dated March 27, 1997
         -------------------------------------------------------

         This  letter  will   confirm   our  mutual   agreement   to  amend  the
above-referenced Agreement as follows

         1. The License granted will now allow for Sandbox to charge players to "own" multiple teams in the fantasy football area of its World Wide Web site.

         2. For this modified license granted the licensing fee payment described in Section 5 of the above-referenced Agreement will now serve as an advance against a 15% royalty on all gross revenue from any player charges solicited from Sandbox's on-line fantasy game. Royalty payments and statements will be due on the first business day of each month in which Sandbox receives data from STATS, Inc.

         3. All other terms and conditions of this Agreement shall remain in full force and effect for the remainder of the Term.

         If this letter accurately reflects our agreement, lease sign and return a copy of this letter to my attention. I will countersign and return a complete original to you.

Best Regards,


/s/ Kristen Beauregard
Kristen Beauregard
Senior Account Representative

KB:kb:th

ACCEPTED AND AGREED

/s/ [Illegible]             7/10/97     /s/ Mark Gorchoff                7/10/97
-----------------------------------     ----------------------------------------
Name                        Date        Name                             Date
STATS, Inc.                             Sandbox

March 27, 1997

VIA FACSIMILE 602-468-6419

Mr. Mark Gorchoff
CFO
Sandbox
2231 E. Camelback
Suite 324
Phoenix, AZ  85016

Dear Mark:

Thank you for choosing STATS, Inc. as your source for statistical information. We appreciate the opportunity to provide our services to your on-line fantasy football game currently under development.

The following will serve as an Agreement between STATS, Inc. and Sandbox regarding the provision of football statistics:

1) License: STATS, Inc. grants to Sandbox a non-exclusive license to incorporate STATS, Inc. data into its non-commercial on-line fantasy games.

The term 'non-commercial' signifies that users access and participate in the game areas of the site(s) at no charge; therefore, this non-commercial license does not grant Sandbox the right to allow users to download the data or to use the data in any other way than to display it on its site. If Sandbox plans to charge users to access and participate in the game area of its site or to download any data provided by STATS, Inc., both parties agree to renegotiate this agreement to an increased monthly fee as an advance against a certain percentage royalty of all net profits from any charges solicited. The term 'non-commercial' does not limit Sandbox's rights to sell advertising space on any of these web pages.

2) Term: I propose a two year term. In addition, if either party fails to perform any material obligation under this Agreement, the other party may terminate this Agreement upon thirty (30) days written notice if the breach had not been cured within such thirty (30) day period.

3) Definition of Date: STATS, Inc. will provide to Sandbox the following NFL data. For each game - visiting team, home team, game starting time: individual offensive statistics - touchdowns scored (passing, receiving and rushing), two point conversions (passing, receiving, rushing), extra points made, field goals made, length of field goal made, passing attempts, passing completions, total passing yards, receptions, total receiving yards, rushing carries, total rushing yards, fumbles, interceptions thrown; Individual defense statistics - punt return touchdowns, kickoff return touchdowns, interception return touchdowns, fumble recovery touchdowns, safeties, fumble recoveries, interceptions; sacks:
Team general statistics - total penalties (offensive and defensive combined), total penalty yards: Team offensive statistics - touchdowns scored (passing, receiving and rushing), two point conversions (passing, receiving, rushing), extra points made, field goals made, field goals attempted, 50+ field goals made, 50+ field goals attempted, passing attempts, passing completions, total passing yards, receptions, total receiving yards, rushing carries, total rushing yards, fumbles, interceptions thrown: Team defense statistics - punt return touchdowns, kickoff return touchdowns, interception return touchdowns, fumble recovery touchdowns, safeties, interceptions, fumble recoveries, sacks, total rushing yards allowed, total receiving yards allowed, total yards allowed (rushing and receiving combined), total points allowed. Sandbox will receive three different types of files containing the above-mentioned data, a one-time file for the 1994 season, a one-time file with season averages for the 1994, 1994 and 1996 seasons combined, and a gameday file to be received within two hours after Sunday and Monday Night games throughout the regular post-season. The data will be delivered through the Internet using File Transfer Protocol. The data will be in a format to be mutually agreed upon by both parties.

4) Display of STATS Logo: Sandbox will agree to prominently display the STATS, Inc. logo on all pages containing STATS, Inc. data with the following copyright notice: "Copyright 1997 by STATS, Inc. All rights reserved. Commercial distribution without expressed written consent by STATS, Inc. is strictly prohibited." STATS, Inc. will furnish Sandbox with its logo in a timely manner. Sandbox will agree to provide users access to the STATS, Inc. Web site by clicking on the STATS, Inc. logo.

5) Payment: For the services outlined above, Sandbox will furnish to STATS, Inc. a $5,250 licensing fee, half of which will be due upon final delivery of test data and the remaining half of which will be due by October 1, 1997.

6) Development Fee: Sandbox will furnish STATS, Inc. with a non-refundable developmental fee of $500 for the first 5 hours of programming and development and $80 per hour for each hour in excess of the initial 5 hours STATS, Inc. shall put forth to create, develop, test and otherwise provide service to Sandbox. Any additional programming time in excess of the initial 5 hours shall be subject to Sandbox's written approval. The initial development fee will be due upon execution of a signed Agreement.

7) Miscellaneous: Sandbox will agree to destroy and/or return to STATS, Inc. all data provided by STATS, Inc. within thirty days of the conclusion of the term. This includes, but is not limited to, all historical data and cumulative data compiled from daily files delivered to Sandbox throughout the term.

Mark, if the foregoing accurately reflects our Agreement please so indicate by returning one copy of this Agreement with your signature below. I will countersign and return a copy to you.

Best Regards,


/s/ Kristen Beauregard
Kristen Beauregard
Senior Account Representative

KB:kb:th

Agreed and Accepted.                    Agreed and Accepted.


Name:  /s/ [Illegible]                  Name: /s/  Mark Gorchoff
       ---------------------------            ----------------------------------
STATS, Inc.                             Sandbox
Dated: 4/2/97                           Date: 3/27/97
       ---------------------------            ----------------------------------